AMENDMENT TO
INVESTMENT ADVISORY CONTRACT
Between
FUND FOR GOVERNMENT INVESTORS
And
MONEY MANAGEMENT ADVISERS, INC.

Effective April 30, 2002, the following amendment is hereby made to the Investment Advisory Contract dated April 1, 2001 by and between Fund for Government Investors (the "Fund") and Money Management Advisers, Inc. ("Agreement").

The name of the Fund shall be changed to FBR Fund for Government Investors.

FBR Fund for Government Investors	Money Management Advisers, Inc.

/s/ Stephenie E. Adams	/s/ Webb C. Hayes, IV
Stephenie E. Adams	Webb C. Hayes, IV
Vice President	President

Date: 4/26/2002